EXHIBIT 99.1

Sirna Therapeutics Promotes Key Executive

BOULDER, Colo. and SAN FRANCISCO, March 17 /PRNewswire-FirstCall/ -- Sirna Therapeutics, Inc. (Nasdaq: RNAI) announced today the promotion of Barry Polisky, Ph.D., to Chief Scientific Officer and Senior Vice President of Research. Dr. Polisky has led Sirna's research organization with distinction since June 2002. He has played a key role in target selection and guiding the initial applications of siRNAs to human disease. In his new, expanded role as Chief Scientific Officer, Dr. Polisky will more broadly oversee the Company's platform technology development, external scientific collaborations, scientific presentations and publications.

Prior to joining Sirna, Dr. Polisky served as Vice President of Research at NeXstar Pharmaceuticals Inc., where he directed research on therapeutic aptamers including the recently approved drug for macular degeneration, Macugen.

"Dedicated, experienced and talented people build successful companies," stated Howard W. Robin, President and CEO. "We are extremely fortunate to have Dr. Polisky pioneering the potential of RNAi technology as well as leading our research organization in the discovery of breakthrough therapeutics. I am extremely proud of Dr. Polisky's outstanding leadership of Sirna's research team and his accomplishments and congratulate him on this well-deserved promotion."

Separately, Sirna announced today that Dr. Nassim Usman, Senior Vice President and COO, is leaving the Company to pursue other interests. "We greatly appreciate Dr. Usman's contributions and wish him great success in his new endeavors," stated Howard Robin.

About Sirna Therapeutics

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), Huntington's disease, diabetes, asthma, oncology, hepatitis C and hair removal. Sirna has initiated a Phase 1 clinical trial for its most advanced compound, Sirna-027, a chemically modified siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. Sirna has strategic partnerships with Eli Lilly and Company, Targeted Genetics and Archemix Corporation and a leading intellectual property portfolio in RNAi. More information on Sirna Therapeutics is available on the Company's web site at http://www.sirna.com/.

Statements in this press release which are not strictly historical are "forward-looking" statements which should be considered as subject to many risks and uncertainties. Risks and uncertainties include Sirna's early stage of development and short operating history, whether Sirna can achieve and maintain profitability, whether Sirna can obtain and protect patents, the risk of third-party patent infringement claims, whether Sirna can engage collaborators and obtain regulatory approval for products, Sirna's concentration of stock ownership, and availability of materials for product manufacturing. These and additional risk factors are identified in Sirna's Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SOURCE
Sirna Therapeutics, Inc.
03/17/2005
CONTACT: Martin E. Schmieg, Sr. Vice President & CFO of Sirna Therapeutics, Inc.,
+1-303-449-6500;
or Greg Tiberend,
The Ruth Group,
+1-646-536-7005,
for Sirna Therapeutics, Inc.
Web site: http://www.sirna.com
(RNAI)